Exhibit 23.1.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
US Power Generating Company:
     We consent to the use of our report dated August 12, 2008, with respect to the consolidated balance sheets of US Power Generating Company and subsidiaries as of December 31, 2007 (Successor) and December 31, 2006 (Successor), and the related consolidated statements of operations, stockholders’ and members’ equity and comprehensive income, and cash flows for the year ended December 31, 2007 (Successor), the period February 24, 2006 through December 31, 2006 (Successor), the combined statements of operations, owners’ net investment and comprehensive income, and cash flows for the period January 1, 2006 through February 23, 2006 (Predecessor) and for the year ended December 31, 2005 (Predecessor), included herein and to the references to our firm under the headings “Selected Historical Financial Data” and “Experts” in the prospectus.
     Our report dated August 12, 2008 refers to the Company adopting Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on January 1, 2006 and the Company adopting Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132 (R) on December 31, 2006.
/s/ KPMG LLP
New York, New York
August 12, 2008